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                                                                   EXHIBIT 10.29

                              MANAGEMENT AGREEMENT


         AGREEMENT dated August 11, 1999, between Chestnut Hill Capital Partners, LLC (the "MANAGING MEMBER") and Chestnut Hill Re, Inc. (the "CLASS A MEMBER").

         In consideration of the premises and the agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings given them in the Limited Liability Company Agreement of GCC Investments, LLC (the "Company") of even date herewith, as hereafter amended (the "FUND AGREEMENT").

         SECTION 2. PAYMENT OF OPERATING EXPENSES. The Managing Member shall assume all "normal operating expenses" of the Company and the GCC Investments, Inc. Incentive Pool Plan as adopted effective November 1, 1996, as amended from time to time (the "Plan"), on the terms and conditions herein set forth. Normal operating expenses INCLUDE all recurring routine expenses incident to conducting the affairs of the Company and the investment program under the Plan, including but not limited to, expenses incurred in investigating investment opportunities for the Company or under the Plan; usual and necessary office and clerical salaries and benefits of the employees of the Managing Member; normal investment banking, investment management, legal, custodial, auditing and accounting services provided to the Company or with respect to the Plan; expenses for administrative services, office space and facilities, utility and other overhead charges; expenses for travel and entertainment incurred in connection with the business of the Company or the investment program under the Plan; telephone, telegram, cablegram, telegraph and similar charges; postage and courier expenses; dues, subscriptions, office supplies and similar expenses; fees for bookkeeping and other similar services relating to the business of the Company or the investment program under the Plan and other routine expenses incurred in connection with the Company's affairs or the investment program under the Plan. Normal operating expenses EXCLUDE, without limitation, the following expenses of the Company and the investment program under the Plan, which shall be assumed by the Managing Member: any taxes which may be assessed against the Company or the investment program under the Plan; commissions, brokerage fees or similar charges incurred in connection with the purchase and sale of Portfolio Securities; all expenses relating to litigation and threatened litigation involving the Company or the investment program under the Plan; extraordinary investment banking, investment management, legal, custodial, auditing and accounting services provided to the Company or with respect to the Plan; and all other nonrecurring or extraordinary expenses properly chargeable to the business of the Company or the investment program under the Plan.

         SECTION 3. MANAGEMENT FEE. (a) The Company shall pay the Managing Member during the term of this Agreement an annual management fee for the investment advice to be provided hereunder which shall be determined by the "Senior Manager" of the Managing Member, as such term is defined in the limited liability company agreement of the Managing


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Member, in consultation with the Class A Member, and approved by the Advisory
Committee (the "MANAGEMENT FEE"). The proposed Management Fee for each fiscal year shall be submitted by the Senior Manager to the Advisory Committee at least forty-five (45) days prior to the beginning of each such fiscal year. The proposal shall include an expense budget itemizing normal operating expenses in reasonable detail. The proposed Management Fee shall not exceed in any fiscal year the greatest of (1) 2% of the Cost of Portfolio Securities held by the Company at the end of the prior fiscal year, (2) $4 million or (3) such other amount as is approved by Richard A. Smith, for so long as he serves as Chairman of the Advisory Committee, and by the Advisory Committee as a group if Mr. Smith is no longer Chairman.

         (b) From time to time during each fiscal year, the Managing Member shall submit written invoices and the like to the Class A Member for the expenses (whether normal operating expenses or not) attributable to the Company and, for normal operating expenses, such written invoice shall be generally in accordance with the expense budget approved pursuant to Section 3(a). Any material deviation from such expense budget which would cause the aggregate expense budget to exceed an amount equal to the greatest of (1) 2% of the Cost of Portfolio Securities, (2) $4 million or (3) the amount approved pursuant to clause (b)(3) above, shall require the approval of Richard A. Smith, for so long as he serves as Chairman of the Advisory Committee, and by the Advisory Committee as a group if Mr. Smith is no longer Chairman. The Class A Member shall promptly pay, or cause to be paid, all such invoices in the manner directed by the Managing Member.

         (c) The amount of the Management Fee during each fiscal year shall equal the total amount of expenses of the Company and the Plan incurred or assumed (whether or not invoiced) by the Managing Member during such fiscal year pursuant to this Agreement. Any portion of the Management Fee which exceeds the limitation set forth in the last sentence of clause (a) above shall constitute "Excess Management Fee Payments" for purposes of the Fund Agreement.

         SECTION 4. MANAGING MEMBER DUTIES. The Managing Member shall maintain a staff trained and experienced in identifying and providing assistance to growth companies. Such staff shall be adequate for the performance of the Managing Member's duties under this Agreement. Services to be rendered by the Managing Member shall include assistance within the areas of expertise of its staff and, when considered necessary by the Managing Member, the services of its officers and employees as directors, consultants and advisors for Portfolio Companies and companies invested in under the Plan. In addition to the services of its own staff, the Managing Member shall, after consultation with the Company concerning services to be rendered at the request of the Company, arrange for and coordinate the services of other professionals and consultants.

         SECTION 5. SECONDARY INVESTMENTS. (a) Upon the consummation of any Secondary Investment (as defined below), an amount equal to the sum of (a) three percent (3%) of the first $50 million invested by the Class A Member or an Affiliate of the Class A Member as part of such Secondary Investment and (b) one and one-half percent (1.5%) of any amount in excess of $50 million invested as part of such Secondary Investment will be paid to the Managing Member. Such amount shall be paid in cash in three substantially equal installments, with the first installment made upon the closing of the relevant Secondary Investment and the second and third installments made on the first and second anniversary of such closing. Amounts to be paid


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in installments after the first installment shall be credited with interest until paid at an annual rate specified by the Advisory Committee from time to time.

         (b) Notwithstanding the foregoing, the Advisory Committee may cause the Class A Member or its Affiliate to defer any payment to be made under this
Section 5 to the extent such payment would not be deductible by the Class A Member or its Affiliate for Federal income tax purposes. Any such deferral will be credited with interest, until paid at a time when it would be deductible by the Class A Member or its Affiliate, at an annual rate specified by the Advisory Committee from time to time.

         (c) A "Secondary Investment" shall mean an investment made by the Class A Member or an Affiliate of the Class A Member in a Portfolio Company to increase the direct or indirect interest of the Class A Member or its Affiliates in a Portfolio Company or secure or supplement control positions in a Portfolio Company which the Advisory Committee determines to be a core investment.

         SECTION 6. TERM OF AGREEMENT. This Agreement shall terminate on the earlier of (a) such time as the liquidation of the Company has been completed, and (b) upon the Managing Member's bankruptcy, dissolution or withdrawal from the Company or the conversion of the Managing Member's interest to a Retired Member interest.

         SECTION 7. AMENDMENT. This Agreement can be modified or amended only by a writing signed by the parties hereto, with the written consent of the Advisory Committee.

         SECTION 8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                       CHESTNUT HILL RE, INC.


                                       By: ____________________________________

                                       Title: _________________________________



                                       CHESTNUT HILL CAPITAL PARTNERS, LLC

                                       By: ____________________________________
                                           Senior Manager